Headline: NutraFuels, Inc. (NTFU), Sponsors of the Hemp Industry Association (HIA) Conference

Summary: NutraFuels, Inc. (“NTFU” or the “Company”), a manufacturer and distributor of CBD and nutritional spray products and tinctures sponsors the Hemp Industries Association’s (HIA) 25th Anniversary Conference in Los Angeles.

On November 2 - 5, NutraFuels was a sponsor at the HIACON convention which had over 400 attendees (cultivators, stakeholders, buyers), and more than 55 speakers and Hemp and CBD industry leaders in Los Angeles. The convention featured eight education tracks including: Retail & Market, Health, Product Innovation, Law & Policy, Standards & Regulations, Processing, Agronomy, and Plant Genetics.

“We are proud to sponsor such a historic milestone in hemp history,” said NutraFuels Spokesperson Chloe Sommers, who attended the event.”

“We are focusing on expanding our reach by attending more conferences like the HIACON convention to extend our network, specifically with our CBD line, NutraHempCBD.”

Attendees received a NutraHemp CBD Energy spray along with other products from Charlotte’s Web.

The weekend-long conference also hosted an awards dinner. The 2018 winner for ‘Outstanding Organization’ was the US Hemp Roundtable, which has former Kentucky politician Jonathan Miller as General Counsel. Overall, the biggest applause came for Anndrea Hermann as she accepted her Lifetime Achievement award.

NutraFuels is a fully reporting company with a class of securities registered with the SEC. The Company’s filings can be viewed at www.sec.gov. NTFU’s CBD products and information about the company’s direct sales program can be found online at www.nutrahempcbd.com and by following the company on Instagram.

Forward Looking Statements

This communication contains statements of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words or phrases such as “may,” “will,” “except,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “future” or other similar expressions. The Company has based these forward-looking statements largely on the Company’s current expectations and projections about future events and financial trends that the Company believes may affect Company’s financial condition, results of operations, business strategy and financial needs. There is no assurance that Company’s current expectations and projections are accurate. All forward-looking statements in this press release are based on information available to the Company on the date hereof. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to differ materially from those implied by the forward-looking statements. More detailed information about these risk factors are set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the Section entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange

Commission on April 17, 2018. The Company operates in a rapidly evolving environment. New risk factors emerge from time to time, and it is impossible for the Company’s management to predict all risk factors, nor can the Company assess the impact of all factors on Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. The Company does not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

Contact:

NutraFuels, Inc.

6601 Lyons Road, Suite L-6

Coconut Creek, FL  33073

Telephone 888-509-8901
www.NutraFuels.com

www.ShopNutraSpray.com